EXHIBIT 10.10b

ZALE CORPORATION

September 23, 2010

Mr. Theo Killion

1120 Hidden Ridge, #2106

Irving, Texas 75061

Dear Theo:

On behalf of Zale Corporation, I am pleased to extend the following offer to you as Chief Executive Officer.  This letter outlines the terms of your offer which will be more fully set forth in your Second Amended and Restated Employment Security Agreement to be entered into between you and Zale Corporation on or about October 15, 2010:

Report to:	The Board of Directors

Board Seat:

September 23, 2010, the Company’s Board of Directors shall take all steps necessary to appoint you as a director of the Company and you shall remain a director throughout your tenure as Chief Executive Officer.

Base Compensation:	Thirty thousand, seven hundred sixty nine dollars and twenty three cents ($30,769.23) per bi-weekly pay period which, if annualized, is equal to Eight hundred thousand dollars ($800,000).

Equity Grant:

200,000 options for shares of Zale stock with an exercise price equal to the price at the close of market on September 23, 2010 or $2.00, whichever is higher. Shares will vest over four years at 25% on each anniversary of this appointment.

100,000 Restricted Stock Units (“RSUs”), with a grant date of September 23, 2010. The RSUs will vest over four years, 25% on the second anniversary of the grant date, an additional 25% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date

Incentive Compensation:

You will be eligible for participation in the Company’s Annual Bonus Program (as may be amended from time to time) at a target level of 100% and a maximum level of 200% of base salary, based on achievement of our financial plan.

Dallas Executive Office: 901 W. Walnut Hill Lane Irving, Texas 75038-1003 Telephone 972-580-4000

Mail Address: P.O. Box 152777 Irving, Texas 75015.2777

Benefits:	You will continue participation in all benefits generally available to the Company’s Executives:

• Company’s medical plans • Executive life insurance (2x base salary) • 401(k) Savings and Investment Plan (after one year of service) • Executive LTD

Second Amended and Restated Employment Security Agreement:

It is contemplated that your existing Amended and Restated Employment Security Agreement will be further amended to reflect the terms of this offer letter and to: (a) provide for a maximum of one million dollars ($1,000,000) in non-change of control severance payments; and (b) modify the level of stock ownership that constitutes a change of control from 30% to 50%.

Legal Fees:

You will be eligible for re-imbursement of legal fees and other expenses incurred in connection with the negotiation and drafting of your Seconded Amended and Restated Employment Security Agreement in an amount not to exceed $10,000, upon production of receipts.

Vacation:	You will receive 4 weeks (160 hours) of vacation per fiscal year.

Employment at Zale is subject to the terms and conditions contained in Zale’s Management Policies and Guidelines, is not for a specific time and can be terminated by you or by Zale at any time for any reason with or without cause.  This letter is only a summary of the terms of your employment by Zale.  The parties agree to negotiate in good faith to complete the terms of this offer, which will be more fully set forth in the Second Amended and Restated Employment Security Agreement referenced above, to be entered into on terms consistent with this offer letter on or about October 15, 2010.

Theo, I am delighted to extend this offer to you and I look forward to working with you as Chief Executive Officer.

Sincerely,

/s/ JOHN B. LOWE, JR

John B. Lowe, Jr.
Chairman, Board of Directors

Accepted:

/s/ THEO KILLION

Dated:	September 26, 2010